Frederick County Bancorp, Inc. Announces Intention To Deregister

FREDERICK, Md., April 26, 2013 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTCBB: FCBI), the parent company for Frederick County Bank, today announced that it plans to deregister its common stock and suspend its reporting obligations with the Securities and Exchange Commission (the "SEC"). The decision was made pursuant to the higher deregistration thresholds for bank holding companies made available upon passage of the Jumpstart Our Business Startups Act (the "JOBS Act"), enacted in April 2012. The Company has approximately 620 shareholders of record.

The Company is taking this action in order to reduce the legal, accounting and administrative costs associated with being an SEC reporting company. Martin S. Lapera, President and Chief Executive Officer, said, "The decision by the Board of Directors to deregister was made after careful consideration of the advantages and disadvantages of being a public reporting company and the high costs and demands on management's time and attention arising from compliance with ongoing SEC reporting requirements."

After the deregistration process is completed, the Company will no longer be required to file periodic reports or proxy materials with the SEC. Completion of the deregistration process is expected in early August 2013, subject to receipt of certain no-action relief from the SEC. The Company intends to continue to provide shareholders with financial information on a quarterly and annual basis. In addition, the Company and the Bank will continue to file publicly accessible financial reports with their federal banking regulators.

The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board after deregistration with the SEC. There can be no assurance, however, that a trading market in the Company's common stock through any over-the-counter market will be maintained, or as to the prices that may be obtained in any such market.

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five bank centers, four of which are located in the City of Frederick and one in Walkersville, Maryland.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, (240) 529-1507